EXHIBIT 4.1


                             1996 STOCK OPTION PLAN

                         OF PINNACLE TECHNOLOGIES, INC.,

                             AS AMENDED AND RESTATED

                                  MAY 31, 2002



     1. PURPOSE. This 1996 Stock Option Plan was established and is maintained as a compensatory plan to attract, retain and provide equity incentives to selected persons to promote the financial success of Pinnacle Technologies, Inc., a California corporation. On May 31, 2002, Pinnacle Technologies, Inc. was merged with a wholly-owned subsidiary of CARBO Ceramics Inc., a Delaware corporation ("CARBO"), and continued as the surviving corporation under Delaware law (such surviving corporation, the "Company"). In addition, in connection with the merger, CARBO assumed this 1996 Stock Option Plan and all of the outstanding Options issued under it and this 1996 Stock Option Plan was amended and restated (as amended and restated, the "Plan"), all as of May 31, 2002. Capitalized terms not previously defined herein are defined in Section 18 of this Plan.

     2. TYPES OF OPTIONS AND SHARES. Options granted under this Plan (the "Options") will be nonqualified stock options and will not be intended to qualify as "incentive stock options" with the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The shares of stock that may be purchased upon exercise of Options granted under this Plan (the "Shares") are shares of the common stock of CARBO.

     3. NUMBER OF SHARES. The aggregate number of Shares that may be issued pursuant to Options granted under this Plan is 200,000 Shares, subject to adjustment as provided in this Plan. If any Option expires or is terminated without being exercised in whole or in part, the unexercised or released Shares from such Option shall be available for future grant and purchase under this Plan. At all times during the term of this Plan, CARBO shall reserve and keep available such number of Shares as shall be required to satisfy the requirements of outstanding Options under this Plan.

     4. ELIGIBILITY.

          (a) General Rules of Eligibility. Options may be granted to employees, officers, directors, consultants, independent contractors and advisors (provided such consultants, contractors and advisors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction) of the Company or any Parent, Subsidiary or Affiliate of the Company. The Committee (as defined in Section 14) in its sole discretion shall select the recipients of Options ("Optionees"). An Optionee may be granted more than one Option under this Plan. No Options may be granted to any person whose transactions in the securities of CARBO are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

          (b) Company Assumption of Options. CARBO may also, from time to time, assume outstanding options granted by another company, whether in connection with an acquisition of such other company or otherwise, by either (i) granting an Option under this Plan in replacement of the option assumed by CARBO, or (ii) treating the assumed option as if it had been granted under this Plan if the terms of such assumed option could be applied to an option granted under this Plan. Such assumption shall be permissible if the holder of the assumed option would have been eligible to be granted an option hereunder if the other company had applied the rules of this Plan to such grant.

     5. TERMS AND CONDITIONS OF OPTIONS. The Committee shall determine the number of Shares subject to the Option, the exercise price of the Option, the period during which the Option may be exercised, and all other terms and conditions of the Option, subject to the following:

          (a) Form of Option Grant. Each Option granted under this Plan shall be evidenced by a written Stock Option Grant (the "Grant") in such form as shall be approved by the Committee.

          (b) Date of Grant. The date of grant of an Option shall be the date on which the Committee makes the determination to grant such Option unless otherwise specified by the Committee. The Grant representing the Option will be delivered to the Optionee with a copy of this Plan within a reasonable time after the date of grant; provided, however that if, for any reason, including a unilateral decision by the Committee not to execute an agreement evidencing such option, a written Grant is not executed within sixty (60) days after the date of grant, such option shall be deemed null and void. No Option shall be exercisable until such Grant is executed by the Committee and the Optionee.

          (c) Exercise Price. The exercise price of an Option shall be not less than eighty-five percent (85%) of the Fair Market Value of the Shares on the date the Option is granted.

          (d) Exercise Period. Options shall be exercisable within the times or upon the events determined by the Committee as set forth in the Grant; provided, however, that no Option shall be exercisable after the expiration of ten (10) years and ten (10) days from the date the Option is granted.

          (e) Options Non-Transferable. Options granted under this Plan, and any interest therein, shall not be transferable or assignable by the Optionee, and may not be made subject to execution, attachment or similar process, otherwise than by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionee only by the Optionee or any permitted transferee.

          (f) Assumed Options. In the event CARBO assumes an option granted by another company in accordance with 4(b) above, the terms and conditions of such option shall remain unchanged. In the event CARBO elects to grant a new option rather than assuming an existing option (as specified in Section 4), such new option need not be granted at Fair Market Value on the date of grant and may instead be granted with an appropriately adjusted exercise price.

     6. EXERCISE OF OPTIONS.

          (a) Notices. Options may be exercised only by delivery to CARBO of a written exercise agreement in a form approved by the Committee (which need not be the same for each Optionee), stating the number of Shares being purchased, the restrictions imposed on the Shares, if any, and such representations and agreements regarding the Optionee's investment intent and access to information, if any, as may be required by the Committee to comply with applicable securities laws, together with payment in full of the exercise price for the number of Shares being purchased.

          (b) Payment. Payment for the Shares may be made in cash (by check) or, where approved by the Committee in its sole discretion at the time of grant and where permitted by law: (i) by execution of a promissory note for the benefit of CARBO, having such terms as are approved by the Committee; (ii) by cancellation of indebtedness of CARBO or any of CARBO's Affiliates to the Optionee; (iii) by surrender of shares of common stock of CARBO already owned by the Optionee, having a Fair Market Value equal to the exercise price of the Option; (iv) by waiver of compensation due or accrued to Optionee for services rendered; (v) through a guaranty by CARBO of a loan to the Optionee by a third party of all or part of the option price (but not more than the option price), and such guaranty may be on an unsecured or secured basis as the Committee shall approve (including, without limitation, by a security interest in the shares of CARBO);
(vi) provided that a public market for CARBO's common stock exists, through a "same day sale" commitment from the Optionee and a broker-dealer that is a member of the National Association of Securities Dealers, Inc. (an "NASD Dealer") whereby the Optionee irrevocably elects to exercise the Option and to sell a portion of the Shares so purchased to pay for the exercise price and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the exercise price directly to CARBO; (vii) provided that a public market for CARBO's common stock exists, through a "margin" commitment from the Optionee and an NASD Dealer whereby the Optionee irrevocably elects to exercise the Option and to pledge the Shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the exercise price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the exercise price directly to CARBO; or (viii) by any combination of the foregoing.

          (c) Withholding Taxes. Prior to issuance of the Shares upon exercise of an Option, the Optionee shall pay or make adequate provision for any federal or state withholding obligations of CARBO or any of CARBO's Affiliates, if applicable. Where approved by the Committee in its sole discretion, the Optionee may provide for payment of withholding taxes upon exercise of the Option by requesting that CARBO retain Shares with a Fair Market Value equal to the minimum amount of taxes required to be withheld. In such case, CARBO shall issue the net number of Shares to the Optionee by deducting the Shares retained from the Shares exercised. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined in accordance with Section 83 of the Code (the "Tax Date"). All elections by Optionees to have Shares withheld for this purpose shall be made in writing in a form acceptable to the Committee and shall be subject to the following restrictions:

               (i) the election must be made on or prior to the applicable Tax Date;

               (ii) once made, the election shall be irrevocable as to the particular Shares as to which the election is made; and

               (iii) all elections shall be subject to the consent or disapproval of the Committee.

          (d) Limitations on Exercise. Notwithstanding anything else to the contrary in the Plan or any Grant, no Option may be exercisable later than the expiration date of the Option.

     7. RESTRICTIONS ON SHARES. At the discretion of the Committee, CARBO may reserve to itself and/or its assignee(s) in the Grant (a) a right of first refusal to purchase all Shares that an Optionee (or a subsequent transferee) may propose to transfer to a third party and/or (b) for so long as CARBO's common stock is not publicly traded, a right to repurchase a portion of or all Shares held by an Optionee upon the Optionee's termination of employment or service with the Company or its Parent, Subsidiary or Affiliate, except that CARBO may repurchase a portion (but not all) of the Shares held by an Optionee only if the Optionee first consents to such repurchase, for any reason within a specified time as determined by the Committee at the time of grant at the higher of (i) the Optionee's original purchase price, (ii) the Fair Market Value of such Shares or (iii) a price determined by a formula or other provision set forth in the Grant. The terms of such a right of repurchase shall conform to Section 260.140.41(k) of the California Corporations Commissioner's Rules, or any successor rule, if applicable.

     8. MODIFICATION, EXTENSION AND RENEWAL OF OPTIONS. The Committee shall have the power to modify, extend or renew outstanding Options and to authorize the grant of new Options in substitution therefor, provided that any such action may not, without the written consent of the Optionee, impair any rights under any Option previously granted. The Committee shall have the power to reduce the exercise price of outstanding Options; provided, however, that the exercise price per share may not be reduced below the minimum exercise price that would be permitted under Section 5(c) of this Plan for Options granted on the date the action is taken to reduce the exercise price.

     9. PRIVILEGES OF STOCK OWNERSHIP. No Optionee shall have any of the rights of a shareholder with respect to any Shares subject to an Option until such Option is properly exercised. No adjustment shall be made for dividends or distributions or other rights for which the record date is prior to such date, except as provided in this Plan.

     10. NO OBLIGATION TO EMPLOY; NO RIGHT TO FUTURE GRANTS. Nothing in this Plan or any Option granted under this Plan shall confer on any Optionee any right (a) to continue in the employ of, or other relationship with, the Company or any Parent or Subsidiary of the Company or limit in any way the right of the Company or any Parent or Subsidiary of the Company to terminate the Optionee's employment or other relationship at any time, with or without cause or (b) to have any Option(s) granted to such Optionee under this Plan, or any other plan, or to acquire any other securities of CARBO, in the future.

     11. ADJUSTMENT OF OPTION SHARES. In the event that the number of outstanding shares of common stock of CARBO is changed by a stock dividend, stock split, reverse stock split, combination, reclassification or similar change in the capital structure of CARBO without consideration, or if a substantial portion of the assets of CARBO are distributed, without consideration in a spin-off or similar transaction, to the shareholders of CARBO, the number of Shares available under this Plan and the number of Shares subject to outstanding Options and the exercise price per share of such Options shall be proportionately adjusted, subject to any required action by the Board of Directors of the Company or of CARBO or shareholders of CARBO and compliance with applicable securities laws; provided, however, that a fractional share shall not be issued upon exercise of any Option and any fractions of a Share that would have resulted shall either be cashed out at Fair Market Value or the number of Shares issuable under the Option shall be rounded up to the nearest whole number, as determined by the Committee; and provided further that the exercise price may not be decreased to below the par value, if any, for the Shares.

     12. ASSUMPTION OF OPTIONS BY SUCCESSORS.

          (a) In the event of (i) a merger or consolidation (other than a merger or consolidation with a wholly-owned subsidiary or where there is no substantial change in the shareholders of the corporation), or (ii) the sale of all or substantially all of the assets of CARBO, the successor corporation or its Affiliate shall assume any or all outstanding Options, which assumption shall be binding on all Optionees, substitute an equivalent option or provide substantially similar consideration to Optionees as was provided to shareholders (after taking into account the existing provisions of the Optionees' options such as the exercise price and the vesting schedule), and, in the case of outstanding shares subject to a repurchase option, issue substantially similar shares or other property subject to repurchase restrictions no less favorable to the Optionee.

          (b) In the event a successor corporation or any of its Affiliates refuses to assume or substitute, as provided above, pursuant to an event described in (a) above, or in the event of a dissolution or liquidation of CARBO, the Options shall, notwithstanding any contrary terms in the Grant, expire on a date at least twenty (20) days after the Committee gives written notice to the Optionees specifying the terms and conditions of such termination.

     13. ADOPTION AND SHAREHOLDER APPROVAL. This Plan (as originally drafted prior to its amendment and restatement) became effective on March 28, 1996 and was approved by the shareholders of the Company within twelve (12) months of such adoption.

     14. ADMINISTRATION. This Plan may be administered by the Board of the Company (the "Board") or a Committee appointed by the Board (the "Committee"). As used in this Plan, references to the "Committee" shall mean either such Committee or the Board if no committee has been established. The interpretation by the Committee of any of the provisions of this Plan or any Option granted under this Plan shall be final and binding upon CARBO and its Affiliates and all persons having an interest in any Option or any Shares purchased pursuant to an Option.

     15. TERM OF PLAN. Options may be granted pursuant to this Plan from time to time on or prior to March 28, 2006.


     16. AMENDMENT OR TERMINATION OF PLAN. The Committee may, at any time, amend, alter, suspend or discontinue the Plan, but no amendment, alteration, suspension or discontinuation shall be made which would impair the rights of any Optionee under any Option theretofore granted, without his or her consent. Without limiting the foregoing, the Committee may at any time or from time to time authorize, with the consent of the respective Optionees, the issuance of new options in exchange for the surrender and cancellation of any or all outstanding Options.

     17. INFORMATION RIGHTS. CARBO shall provide to each Optionee a copy of all reports, proxy statements and other communications of CARBO, at such time as such documents are released by CARBO to its shareholders generally.

     18. CERTAIN DEFINITIONS. As used in this Plan, the following terms shall have the following meanings:

          (a) "Parent" means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of the granting of the Option, each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

          (b) "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

          (c) "Affiliate" means any corporation that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, another corporation, where "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to cause the direction of the management and policies of the corporation, whether through the ownership of voting securities, by contract or otherwise.

          (d) "Fair Market Value" shall mean the fair market value of the Shares as determined by the Committee from time to time in good faith. If a public market exists for the Shares, the Fair Market Value shall be the average of the last reported bid and asked prices for common stock of CARBO on the last trading day prior to the date of determination or, in the event the common stock of CARBO is listed on a stock exchange or on the NASDAQ National Market System, the Fair Market Value shall be the closing price on such exchange or quotation system on the last trading day prior to the date of determination.


          (e) "Cause" shall mean, with respect to any Optionee, (i) any failure by the Optionee substantially to perform his duties to the Company or any Affiliate of the Company; (ii) any act or omission involving dishonesty, fraud, willful misconduct or gross negligence on the part of the Optionee that is or may be materially injurious to the Company or any Affiliate of the Company; and
(iii) any felony or other crime involving moral turpitude committed by the Optionee.

          (f) "Disability" shall mean any physical or mental impairment which qualifies an Optionee for (i) disability benefits under any long-term disability plan maintained by the Company or any of its Affiliates or (ii) Social Security disability benefits, or as otherwise determined by the Committee.